Exhibit 10.43
June 22, 2011
Maurice Leibenstern
Dear Maurice:
Based on our amicable understanding to separate as of the Separation Date below, this Separation Agreement (the “Agreement”) sets forth the terms of your separation from employment with Silicon Graphics International Corp. (the “Company”).
1.    Employment Status and Final Payments.
(a)    Separation Date. Your last day of work with the Company and your employment termination date will be June 22, 2011 (the “Separation Date”). As of the Separation Date, your salary will cease, and any entitlement you have or might have under any Company-provided benefit plan, program, contract or practice (each a “Benefit Program”) will terminate, except (i) as required by the terms of an applicable Benefit Program or any applicable federal or state law, or (ii) as otherwise described below.
(b)    Accrued Salary and PTO. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off (PTO) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.
(c)    Expense Reimbursements. You shall submit expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date within thirty (30) days after the Separation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices, within fifteen (15) business days after the submission of your expense report.
2.    Severance Benefits. The Company shall provide the following sole severance benefits (the “Severance Benefits”), if you timely sign, date and return this fully executed Agreement to the Company, and allow the releases contained herein to become effective (as defined in Section 10:
(a)    Base Salary. The Company shall provide you, as severance, the equivalent of twelve (12) months of your base salary. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty-six (26) equal installments over a period of twelve (12) months. (“Severance Payments”). The Severance Payments will be paid on the Company's regular payroll cycle beginning on the first regularly-scheduled payroll date after the Effective Date of this Agreement as defined in paragraph 10 below, provided you have fulfilled your obligation to return Company property under Paragraph 4 of this Agreement.
(b)    Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws on or after the Separation Date. Although the Company is not otherwise obligated to do so, if you timely elect to continue group health coverage after the Separation Date pursuant to COBRA, the Company will reimburse your COBRA premium payments (or, at its sole discretion, provide you with a prepayment of such premiums) sufficient to continue your group health coverage at its current level (including dependant coverage, if applicable) for a maximum of twelve (12) months following the Separation Date; provided, however, that the Company's obligation to reimburse your monthly premium payments ceases immediately if you become eligible for group health insurance coverage through a new employer at any time within twelve (12) months after the Separation Date. You must promptly notify the Company if you become eligible for group health insurance coverage through a new employer.
(c)    Equity Vesting. The Company will partially accelerate the vesting of the following outstanding equity awards previously granted to you such that the following additional portions of these awards shall be deemed vested as of the Effective Date of this Agreement:

Grant Date	Grant #	Number of Shares to be Accelerated
9/3/2010	2003	4,000 Restricted Stock Units
8/11/2009	1,840	6,875 Nonqualified Stock Options
2/1/2008	1,460	14,063 Restricted Stock Units
10/1/2007	1,356	4,688 Nonqualified Stock Options
10/1/2007	1,355	782 Restricted Stock Units
Total:		30,408

The Restricted Stock Units (RSUs) set forth above, net of shares to cover tax withholding, shall be delivered to you two business days following the announcement of earnings for the fourth quarter of FY 2011. Except as specifically modified herein, this equity shall continue to be governed by the terms of the applicable grant notice, stock option or restricted stock agreement, and governing equity plan.

(d)          Pro-rata Quarterly Bonus.  Even though you have not earned a quarterly bonus pursuant to the Company's Short Term Incentive Plan, the Company will pay you an amount equal to your target bonus for the current quarter, pro-rated for the number of days you were employed during this quarter.  This lump sum amount will be subject to required deductions and withholdings and will be paid at the same time as bonuses are paid to current employees for this quarter.

3.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance (including any severance pursuant to your August 22, 2007 Employment Agreement (as amended on September 19, 2007; November 17, 2008; and December 23, 2008)(the “Employment Agreement”), or Silicon Graphics International Corp. Executive Change in Control Severance Benefit Plan (the “Severance Plan”)), or any other benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.
4.    Return Of Company Property. By June 22, 2011, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by June 22, 2011, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.
5.    Proprietary Information Obligations. You agree to refrain from any use or disclosure of the Company's confidential or proprietary information or materials (including, but not limited to, sales and marketing information, customer information, product and manufacturing information, financial information, personnel and compensation information, and operational and training information). Additionally, you reaffirm your obligation to comply with the Employee Proprietary Information and Inventions Agreement (the “PIIA”) you previously signed (attached hereto as Exhibit A), it being understood and agreed between the parties that the providing of legal services to a person who entity which does not compete with the Company will not be deemed a business activity that is or may be competitive with the Company.
6.    Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, and the Company (through its officers and directors) agrees not to disparage you, in any manner likely to be harmful to his/its business, business reputation, or personal reputation; provided that you and Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.
7.    Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available for interviews with the Company's counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
8.    No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
9.    Release of Claims.
(a)    General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing or the U.S. Securities and Exchange Commission, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
10.    ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company's Human Resource Director); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).
11.    Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
12.    Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers' compensation claim.
13.    Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The prevailing party in any such arbitration proceeding shall be entitled to recover their own attorneys' fees and costs. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.
14.    Miscellaneous. This Agreement, including Exhibit A (the PIIA), constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation any promises or representations regarding severance benefits contained in the Employment Agreement or the Severance Plan. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return to the Company's Senior Vice President of Human Resources. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company's offer contained herein will automatically expire if you do not sign it within this timeframe and return the fully signed Agreement promptly thereafter.
We wish you the best in your future endeavors.
Sincerely,
Silicon Graphics International Corp.

By: /s/ Jennifer Pratt
Jennifer L. Pratt, SVP Human Resources

I have read, understand and agree fully to the foregoing Agreement:
/s/ Maurice Leibenstern
Maurice Leibenstern
June 22, 2011
Date

Exhibit A - Proprietary Information and Inventions Agreement
RACKABLE SYSTEMS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
In consideration of my employment by Rackable Systems, Inc., a Delaware corporation (formerly known as Rackable Corporation)(together, with my former employer, Rackable Systems, Inc. and its predecessors, the "Company"), I hereby agree to the following with respect to my use and development of information and technology of the Company, as more fully set out below.

1.Proprietary Information.
(a)Confidential Restrictions. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information (as defined below) that I may have access to during the course of my employment with the Company and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized by the President of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Company. "Proprietary Information" shall mean all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company (or any affiliate of it that might be formed) or to the Company's customers, suppliers, licensors and other commercial partners unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b)Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the President of the Company.

(c)Interference with Business. I hereby acknowledge that pursuit of the activities forbidden by this Section 1(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1, but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, I agree that for the term of this Agreement and for a period of one (1) year after termination of my employment with the Company, I shall not, for myself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by the Company (or by any affiliate of it that might be formed) during the period of such person's employment and for a period of one (1) year thereafter; or (iii) engage in any business activity that is or may be competitive with the Company (or any affiliate of it that might be formed). I understand that none of my activities will be prohibited under this Section 1(c) if I can prove that the action was taken without the use in any way of Proprietary Information.

2.Inventions.
(a)Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as "Invention Ideas." The term Invention Ideas means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. I understand that Section 2870(a) provides:
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.
(2)Result from any work performed by the employee for the employer.

(b)Records of Invention Ideas. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

(c)Assignment. I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

(d)Exclusions. Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement.

(e)Post-Termination Period. I acknowledge that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company's equipment, facilities and data, I agree that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the invention, idea, process, etc., is not an Invention Idea as defined in paragraph 2(a). I hereby acknowledge that pursuit of the activities forbidden by this Section 1(e) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1, but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, I agree that for the term of this Agreement and for a period of two (2) years after termination of my employment with the Company, I shall not, for myself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by the Company (or by any affiliate of it that might be formed) during the period of such person's employment and for a period of one (1) year thereafter; or (iii) engage in any business activity that is or may be competitive with the Company (or any affiliate of it that might be formed). I understand that none of my activities will be prohibited under this Section 1(e) if I can prove that the action was taken without the use in any way of Proprietary Information.

I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

3.Former or Conflicting Obligations. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent that my performance of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I certify that I have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude me from complying with the provisions hereof. I further certify that during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of such employment.

4. Notification Rights of the Company. I further agree that the Company shall have the right at all times to notify any New Employer (at the Company's sole discretion) of the existence of this Employee Proprietary Information and Inventions Agreement, its terms and my obligations hereunder, as well as the existence of any other agreement entered into by me and the Company that imposes certain obligations to me after termination of employment with the Company.

5.Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

6.Termination. I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment, belong to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained herein will survive the termination of my employment. In the event of termination of my employment, I agree to sign and deliver to the Company a Termination Certificate in the form attached hereto as Exhibit B.

7.Miscellaneous Provisions.

(a)Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement, including, without limitation, any successor in interest to the Company or its business operations. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company's successors and assigns.

(b)Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

(c)Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

(d)Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and Section 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

[The remainder of this page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Employee Proprietary and Inventions Agreement to be duly executed as of the date hereof.

Date: 9/19/07	/s/ MAURICE LEIBENSTERN
Signature
Maurice Liebenstern
Printed Name

EXHIBIT A

Employee's Prior Inventions

Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

[write NONE if there are none]

None

Date: 9/19/07	/s/ MAURICE LEIBENSTERN
Signature
Maurice Liebenstern
Printed Name